Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000  www.nei.com

NEI ANNOUNCES AGREEMENT TO BE ACQUIRED BY UNICOM SYSTEMS

CANTON, Mass., June 19, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, announced today that it has signed a definitive merger agreement with UNICOM Systems, Inc. (“UNICOM”) and a new UNICOM subsidiary under which UNICOM, a global information technology company and part of the UNICOM group of companies, will acquire NEI for $1.45 per common share in cash. The transaction is valued at approximately $63.2 million. This price represents a premium of approximately 85.5% to NEI’s closing price of $0.78 on June 18, 2012.

The transaction is subject to customary closing conditions and the approval of NEI shareholders. The Boards of Directors of both NEI and Unicom have unanimously approved the transaction and the NEI Board of Directors has recommended that NEI shareholders vote in favor of the transaction. The transaction is currently expected to close within NEI’s fiscal 2012 fourth quarter, the period ending September 30, 2012. Shareholders of NEI holding shares representing approximately 14.9% of the shares outstanding have entered into agreements with UNICOM under which they have agreed to vote their shares in favor of the proposed merger. Upon the consummation of the merger, NEI will become a private company, wholly owned by UNICOM.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “This offer represents an attractive opportunity to deliver premium value and liquidity to NEI’s shareholders. I am excited about the potential for future growth with a strategic partner of UNICOM’s stature and global reach. This is an excellent opportunity to realize short- and long-term benefits for our customers, employees and technology partners.”

Under the terms of the definitive merger agreement, NEI is permitted to solicit alternative acquisition proposals from third parties through July 18, 2012 and intends to consider any such proposals. There can be no assurances that the solicitation of such proposals will result in an alternative acquisition transaction. It is not anticipated that any developments will be disclosed with regard to this process unless the Company’s Board of Directors makes an affirmative decision to proceed with an alternative acquisition proposal.  In addition, NEI may, at any time, subject to the terms of the definitive merger agreement, respond to unsolicited alternative acquisition proposals. The definitive merger agreement also contains certain break-up fees payable to each party in connection with the termination of the definitive merger agreement under certain circumstances.

NEI’s exclusive financial advisor on the proposed transaction is Needham & Company, LLC, and its legal counsel is Latham & Watkins LLP.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future performance, including statements regarding the proposed sale of NEI and any other statements about the future expectations, beliefs, goals, plans or prospects of the Company or the Company’s management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the inability to obtain stockholder approval for the transaction, the inability to satisfy closing conditions to the transaction, the loss of any key customer or customer product lines, the loss of key suppliers, our ability to retain key personnel and those other factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 and the most recent Form 10-Q for the quarter ended March 31, 2012 under the sections entitled “Risk Factors” in such reports as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

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